EXHIBIT 3(i)

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
SOKO FITNESS & SPA GROUP, INC.
INTO
AMERICAN BUSINESS HOLDINGS, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

AMERICAN BUSINESS HOLDINGS, INC., a corporation incorporated on the 9th day of September, 2004 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:  That the Corporation is incorporated pursuant to the DGCL.

SECOND:  That the Corporation owns all of the outstanding shares of each class of the capital stock of SOKO Fitness & Spa Group, Inc., a Delaware corporation (“SOKO”).

THIRD:  That the Corporation, by the following resolutions of its Board of Directors duly adopted on May 13, 2008 and May 27, 2008, determined to merge into itself SOKO, on the conditions set forth in such resolutions:

RESOLVED, that the merger of SOKO with and into the Corporation, and the assumption by the Corporation of all of the obligations of SOKO, all pursuant to Section 253 of the DGCL, are hereby authorized and approved; and it is further

RESOLVED, that the officers of the Corporation are hereby directed to make, execute and acknowledge a certificate of ownership and merger setting forth the resolutions authorizing the merger of SOKO into the Corporation, and the assumption by the Corporation of the obligations of SOKO, all pursuant to Section 253 of the DGCL, and to file such certificate of ownership and merger in the offices where required; and it is further

RESOLVED, that the Corporation shall change its corporate name by changing Article First of its Certificate of Incorporation to read as follows:

FIRST: The name of the corporation is SOKO Fitness & Spa Group, Inc. (hereinafter the “Corporation”).

IN WITNESS WHEREOF, AMERICAN BUSINESS HOLDINGS, INC. has caused this certificate to be signed by its Chief Executive Officer this 6th day of June, 2008.

AMERICAN BUSINESS HOLDINGS, INC.

By: /s/ Tong Liu
  Tong Liu, Chief Executive Officer